                            ASSET PURCHASE AGREEMENT
                            ------------------------

          ASSET PURCHASE AGREEMENT made as of the 16TH day of January, 2001, by and among MISONIX, INC., a New York corporation, having an office at 1938 New Highway, Farmingdale, New York 11735 ("Buyer"), FIBRA-SONICS, INC., an Illinois corporation, having an office at 5312 N. Elston Avenue, Chicago, Illinois 60630 ("Seller"), and MARY ANNE KIRCHSCHLAGER, JAMES KIRCHSCHLAGER, and JAMES CONRAD KIRCHSCHLAGER, the three individuals having an address at 160 Conference Point Road, Williams Bay, Wisconsin 53197 (such individuals are hereinafter collectively called the "Shareholders").

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, Seller is engaged in the business of manufacturing, distributing, researching and developing ultrasonic surgical instruments in various medical and cosmetic fields including cosmetic surgery, ophthalmology, neurosurgery, urology and other medical markets ("Seller's Business"); and

          WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all the business, assets and properties of Seller utilized in Seller's Business, which may be more fully described in this Agreement, in exchange for the consideration hereinafter set forth; and

          WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares of common stock of Seller; and

          WHEREAS, to induce Buyer to enter into this Agreement, the Shareholders are making certain representations and warranties, and covenants and other agreements contained in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, the parties hereto agree as follows:




                                    ARTICLE I
                                    ---------

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

          1.1 SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, free and clear of any and all Liens (as such term is defined in Section 2.2), except as specifically set forth herein, and Buyer agrees to purchase from Seller, all of the assets of Seller's Business, including, without limitation, the following:

                 (a) All confidential information, processes and intellectual property rights including trade secrets, trademarks, trade names, patents, and any pending applications for any of the foregoing, as well as all of Seller's rights in and to the trade names "Fibra-Sonics", Registration No. 1,136,653 and "Sonurgy", Registration No. 1,082,387, any claims and rights therein of Seller against third parties (the foregoing being referred to as the "Intellectual Property");

                 (b) The lists of all customers and suppliers with respect to the Seller's Business together with all supplier files, customer files, account histories and credit information (the "Lists") since January 1, 1997, which are in the Seller's possession; all of the good will of the Seller's Business (the "Good Will"); all books and records of Seller since January 1, 1997 relating to Seller's Business (the "Books and Records"); all cash and cash equivalents as the same may exist on Closing, investments, debt or equity, of Seller and customer deposits (each of the foregoing items being collectively called "Cash and Equivalents") [the Lists, Good Will, Books and Records, and Cash and Equivalents being hereinafter collectively referred to as the "Property"];

                 (c) Seller's inventory of all products used in Seller's Business and work-in-progress, as well as packaging and office supplies, together with all warehouse receipts, documents of title, and books and records relating thereto (the "Inventory");

                 (d) All equipment, machinery, inventory of spare parts, and other tangible personal property of Seller used and conduct of Seller's Business (the "Equipment"); and

                 (e) The accounts receivable of Seller, representing bona fide obligations incurred by the account debtor and all books and records, instruments, documents and other materials relating thereto (the "Receivables"). [The Intellectual Property, Property, Inventory, Equipment and Receivables being hereinafter collectively referred to as the "Assets."].

         1.2 CONSIDERATION. As full payment for the Assets, Buyer shall pay Seller the net sum of $1,500,000, to be allocated as determined by Buyer's Chief Financial Officer among the following categories (the "Initial Purchase Price"):

                 (a) the Intellectual Property referred to in Section 1.1(a) hereof;

                 (b) the Property referred to in Section 1.1(b) hereof;

                 (c) representing the value of the Inventory referred to in
Section 1.1(c) hereof, based upon Seller's "aging schedule" and projection of future sales use thereof, as of the last business day prior to the Closing (the "Inventory Price");

                 (d) equal to one hundred percent (100%) of the total face value of the Receivables (less adequate reserves for non-collectibility) referred to in Section 1.1(e) hereof as of the last business day prior to the Closing (the "Receivables Price"); and

                 (e) The balance of the Initial Purchase Price, representing Cash and Equivalents, and Good Will.

          1.3    ASSUMPTION OF LIABILITIES. (a) Buyer agrees that on the
Closing hereunder, it shall assume and pay (i) Seller's accounts payable arising in the ordinary course of business, as the same shall exist at the Closing, it being understood that such accounts payable as at the date of execution of this Agreement are as set forth on Seller's financial statements for the period ended November 30, 2000 ($736,982) as the same may be adjusted by trade accounts payable incurred in the ordinary course of business through the date of Closing plus such non-trade payables as may be incurred from and after November 30, 2000 which Buyer may, after full review, elect to assume, (ii) assume and agree to perform as and when due the contracts of Seller described on Exhibit 1.3(b) (the "Contracts"), (iii) pay the accrued rent on the Company's plant, and (iv) assume any other contracts approved in writing by Buyer prior to the Closing. Seller and the Shareholders, jointly and severally, represent and warrant that there are no contracts or agreements of Seller of any kind relating to the purchase and/or sale of items relating to Seller's Business, other than those set forth on Exhibit 1.3, to which it is a party or by which it is bound.

                 (b) It is understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Seller of any kind or nature other than those specifically assumed by Buyer under this Section and Buyer shall not be liable for nor assume any other obligations including, but not limited to, any income, sales, use or other taxes and loans payable to banks and shareholders, under any existing sales, distribution and development agreements, or any obligations to employees of Seller. Buyer is not assuming any leases for real property and only such leases for personal property as it may elect. Seller is and shall remain solely and absolutely liable for all of its liabilities and obligations of every kind and nature, including but not limited to those created by contract. With respect to existing obligations and liabilities of the Seller under the contracts set forth on Schedule 1.3(b), Purchaser's only obligations shall be to accept an assignment of such contracts on a prospective basis and Seller shall reimburse Buyer for Buyer's fully loaded cost for performing warranties and service contracts for goods sold prior to Closing (which may be called "Warranty

Obligation"). For purposes hereof, "fully loaded cost" shall mean: all specific direct labor and material associated with the particular effort as accumulated from Buyer's internal accounting system, applicable applied overhead and the appropriate general and administrative cost allocation.

         1.4 PAYMENT OF CONSIDERATION. The Initial Purchase Price shall be paid at Closing by bank check or wire transfer, subject to the retention of the Escrow Reserve provided in Section 8.3.

         1.5 There shall also be a contingent purchase price (the "Contingent Purchase Price") of up to, but not exceeding $1,120,000 in the aggregate based upon sales generated during the twelve month period commencing on the 1st day of the fourth month following Closing (the "Earnout Period"), from the following lines of the Seller's Business; such Contingent Purchase Price shall be paid in cash within 45 days following finalization of the books and records for the Earnout Period, utilizing the following formula:

              (i) In the area of neurosurgery based upon annual sales levels, the earn-out payment would be:

                 On sales of $2,250,000 - a payment of $500,000;
                 On sales of $2,500,000 - a payment of $525,000; and On sales of $2,750,000 - a payment of $550,000.

              (ii) In the area of plastic surgery based upon annual sales levels, the earn-out payment would be:

                 On sales of $1,250,000 - a payment of $250,000;
                 On sales of $1,500,000 - a payment of $275,000; and On sales of $1,750,000 - a payment of $300,000.

              (iii) In the area of urology based upon annual sales levels, the earn-out payment would be:

                 On sales of $650,000 - a payment of $200,000;
                 On sales of $700,000 - a payment of $205,000; and On sales of $750,000 - a payment of $210,000.

              (iv) In the area of ophthalmology based upon annual sales levels, the earn-out payment would be:

                 On sales of $250,000 - a payment of $50,000;
                 On sales of $300,000 - a payment of $55,000; and On sales of $350,000 - a payment of $60,000.

                 (v) Sales shall be computed by final shipped products to third party customers, less returns, discounts and allowances, as recorded under generally accepted accounting principles, for the Earnout Period.

                 (vi) Notwithstanding the formula contained herein above in this
         Section 1.5, no payment of any portion of the Contingent Purchase Price shall be made or due unless total sales from the Seller's Business during the Earnout Period at least equal a threshold amount of $3,500,000 in the aggregate; provided, however, that despite a shortfall in the $3,500,000 threshold, 20% of the payment of the Contingent Purchase Price otherwise due shall be due and payable for any area of the Seller's Business where the sales objectives set forth hereinabove have been met.

                 (vii) During the Earnout Period, Buyer agrees that it shall operate Seller's Business in accordance with the exercise of prudent business judgment, utilize reasonable efforts to attain the sales goals set forth in Section 1.5 of this Agreement and, within thirty days following the end of each three month period, provide Seller with information relative to the lines of Seller's Business for which a Contingent Purchase Price is calculated. Seller shall maintain a written record of sales, returns and other relevant items in accordance with customary and reasonable business practices.

                                   ARTICLE II
                                   ----------

                        REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND THE SHAREHOLDERS
                           ---------------------------

         Seller and the Shareholders, jointly and severally, represent and warrant to Buyer that:

         2.1 ORGANIZATION, POWER AND AUTHORITY, ETC. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with full power and authority to own, lease and operate its assets and to carry on its business as now and as heretofore conducted. Seller is not required to be qualified as a foreign corporation to do business in any other jurisdiction. The Shareholders are the owners, beneficially and of record, of all the issued and outstanding shares of Seller.

         2.2 DUE AUTHORITY; NO BREACH. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by Seller and shareholder action by the Shareholders. This Agreement has been duly executed and delivered by Seller and the Shareholders, and is the legal, valid and binding obligation of Seller and the Shareholders, enforceable against each of them in accordance with its terms. Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor the compliance by Seller and the Shareholders with or fulfillment by Seller and the Shareholders of the terms and provisions hereof will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws or other corporate governance documents of Seller, or (ii) with or without the giving of notice or lapse of time or both, conflict with or result in a breach or violation of, or default under, or permit the acceleration of any material obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Seller or the Shareholders is a party or by which Seller or the Shareholders or any of the Assets is otherwise bound or affected, or (iii) violate any judgment, order, writ, injunction, decree, law, statute, rule, regulation, license or permit applicable to Seller or the Shareholders, or (iv) result in the creation of any Lien (as hereinafter defined) upon any of the Assets. As used in this Agreement, "Lien" means any lien, encroachment, easement, encumbrance, mortgage, hypothecation, equity, charge, restriction, possibility of reversion, or any other conflicting ownership or security interest in favor of any third party. Notwithstanding the foregoing, the parties recognize that Cosmopolitan Bank and Trust Company has certain liens on certain of Seller's assets and, accordingly, that Cosmopolitan Bank and Trust Company shall provide a consent to the execution and delivery of this Agreement and to the closing thereof, together therewith a concurrent release of lien at Closing.

         2.3 FINANCIAL STATEMENTS. Attached hereto as exhibit 2.3 are true and correct copies of seller's compiled financial statements for the year ended December 31, 1999, and for the eleven month period ending November 30, 2000 (collectively called the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of seller at the dates stated and the results of operations for the periods then ended in conformity with generally accepted accounting principles, applied on a consistent basis. Since November 30, 2000, there has been no material change in the assets, liabilities or financial position of Seller.

         2.4 LIABILITIES. As of Closing, Seller had no Liabilities (as hereinafter defined), which are required by generally accepted accounting principles to be reflected in financial statements, that were not so reflected or reserved against in the balance sheet of Seller as of the Closing Date, included in the Financial Statements, or specifically disclosed or provided for in the notes thereto, other than Liabilities that, individually or in the aggregate, are not material in amount. Since November 30, 2000, Seller has not incurred any Liabilities except Liabilities (i) that were incurred in the usual and ordinary course of business consistent with past practice and (ii) that, individually or in the aggregate, are not material in amount. As used in this Agreement, "Liabilities" means any debt, obligation or liability whatsoever whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         2.5 OWNERSHIP AND CONDITION OF ASSETS. Seller is the sole legal and beneficial owner of the Assets and has, and will transfer to Buyer, good and marketable title to all of the Assets, free and clear of any Lien.

         2.6 LITIGATION; DISPUTES. There is no judicial, administrative or arbitral action, suit, or proceeding at law or in equity pending against Seller, the Assets or the Contracts in which Seller has received service of process, and to the best of Seller's and the Shareholders' knowledge, threatened against or relating to Seller, or the assets and the contracts; there are no unsatisfied or outstanding judgments, orders, decrees or stipulations against Seller; and there are no claims against Seller pending (as to which Seller has received service of process or other notice) which, if valid, would constitute or result in a breach of any representation, warranty or agreement set forth herein; and neither Seller nor the Shareholders have taken any action which, to the best of their respective knowledge, would constitute the basis for any such action or of any governmental investigation against Seller.

         2.7 GOVERNMENTAL APPROVAL. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Authority (as hereinafter defined) or any other person is required in connection with the execution and delivery of this Agreement or any other agreement or instrument to be delivered in connection herewith by seller and the shareholders or the consummation by Seller and the Shareholders of the transactions contemplated hereby or thereby. As used herein, "authority" means any foreign, domestic, national, federal, state or local governmental, judicial or regulatory agency or authority.

         2.8 CONTRACTS AND AGREEMENTS. (a) All contracts being transferred to buyer as set forth in section 1.3 Are in full force and effect. Seller has made available to buyer copies of all such contracts, including all amendments and modifications thereto. Seller is not, and to the best knowledge of seller and the shareholders, no other party is, in default, and no notice of alleged default has been received by seller, under any such contract. There has been no cancellation, or written threat to cancel any such contract by any other party thereto.



                 (b) Except for the Contracts and except for the contracts and agreements listed in Exhibit 2.9 annexed hereto, Seller is neither a party nor subject to: (i) any license agreement relating to the operation of Seller's Business; (ii) any contract containing covenants limiting the freedom of Seller to compete in any aspect of Seller's Business or ultrasonics or with any person in such field; or (iii) any contract or arrangement with any supplier, customer, sales agency, broker, distributor, or any similar contractors involving the purchase, sale, supply or distribution of ultrasonic products.

         2.9 INTELLECTUAL PROPERTY. All intellectual property, including patents, patents pending, trademarks, trade names, service marks, copyrights (including applications for, rights to acquire and other rights with respect to any of the foregoing), trade secrets, inventions, licenses, blueprints, drawings, product formulations and library, marketing and management know-how, manufacturing technology and know-how, computer software and similar items primarily related to the operation of the Seller's Business as it is currently being operated is being transferred or licensed on a royalty-free basis to Buyer with full right in Seller to utilize such intellectual property as it has heretofore been utilized by Seller, and to transfer the same to Buyer. In furtherance of the foregoing, attached is an opinion of Seller's special counsel, Welsh & Katz, Ltd., which evidences Seller's rights to utilize and license the product known as the Aesculap neurosurgical aspirator without liability for patent infringement or otherwise.

         2.10    LICENSES AND PERMITS.

                 (a) Exhibit 2.10 is a correct and current list of all of Seller's permits, regulatory approvals and licenses (collectively, "Approvals"). None of the Approvals have been revoked, suspended, or voluntarily surrendered since their issuance.

                 (b) To the best of the knowledge of Seller and Shareholders, after due inquiry, Seller has all Approvals material to the conduct of Seller's Business, all such Approvals are valid and in full force and effect, and no proceeding is pending or, to the best of Seller's knowledge, threatened to modify, suspend, revoke or otherwise limit any of such Approvals and no administrative or governmental actions have been taken in connection with the expiration or renewal of any of such Approvals. In addition, Seller shall deliver, promptly following the date of execution of this Agreement, records disclosing its complete repair history and warranty liabilities respecting products of Seller's Business, as well as costed bills of materials evidencing true margins at their respective transfer prices.

         2.11 CONDUCT OF BUSINESS. Since November 30, 2000, Seller has conducted the Seller's Business only in the ordinary course, and Seller has not:
(i) sold, assigned, transferred, mortgaged, pledged, leased or otherwise disposed of or subjected to any Lien any Asset; (ii) amended, waived, released, disposed of or permitted to lapse any material right relating to the Seller's Business; (iii) transferred or granted any material rights under any concessions, leases, licenses, agreements or Intellectual Property; (iv) made any change, financial or otherwise, in the Assets or conduct of the Seller's Business; or (v) agreed, whether in writing or not, to do any of the foregoing.

         2.12 INVENTORY. The Inventory consists entirely of items saleable in the ordinary course. No items included in the Inventory have been pledged as collateral except to Cosmopolitan Bank and Trust Company or are held by Seller on consignment from others.

         2.13 TAXES. Seller has filed all federal, state and local tax returns for all prior periods on or before the due dates for such returns, as extended by any valid extensions of time, and has paid all taxes due for such periods. There is no deficiency assessment or proposed adjustment or examination by the Internal Revenue Service or any other taxing authority of any tax related to Seller pending which would have a material adverse effect on the business or financial condition of Seller. There is no material liability for any tax to be imposed on the properties or assets of Seller for any period prior to the Closing except taxes accrued but not yet due and payable, and taxes being contested in good faith by appropriate proceedings (as to which reserves have been adequately provided on the financial statements of Seller). All tax liabilities of Seller, whether or not disputed, are adequately provided for on the books of Seller. In this Agreement, the term "tax" or "taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, franchise, excise, employment, property, sales, use, gross receipt and personal property taxes, imposed by the federal government or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions attributable to such assessments.

         2.14 ACCOUNTS RECEIVABLE. The Receivables purchased by Buyer shall represent bona fide obligations incurred by the account debtors for goods sold and delivered in the ordinary course of business and shall be free from any Lien and collectible at their full amounts.

         2.15 COMPLIANCE WITH LAWS; DEFAULTS. To the best of the knowledge of Seller and Shareholders, after due inquiry: (a) Seller has complied with, in all material respects, and is not in violation of, applicable Federal, state, or local statutes, laws, rules and regulations affecting the Assets or the operation of the Seller's Business, except for failures to comply or violations which, in the aggregate, would not have a material adverse effect on the conduct of, or the ability to conduct operations of, or the financial or other condition of, the Seller's Business; and (b) Seller has performed all material obligations required by it to date and is not in default, in any material respect, under any contracts, agreements, leases, documents, commitments or other arrangements to which Seller is a party or by which it is otherwise bound.

         2.16 EMPLOYEE LIABILITIES. Seller has satisfied and shall satisfy any and all liabilities, obligations and claims with respect to employees of Seller, whether arising prior to or after the Closing of the transactions contemplated by this Agreement. Buyer and Edelman shall enter into a mutually agreeable consulting agreement and Seller shall cooperate with Buyer in assisting Buyer in retaining such other former employees of Seller as consultants to Buyer, as Buyer may select.

         2.17 ENVIRONMENTAL MATTERS. To the best of the knowledge of Seller and Shareholders, after due inquiry, Seller is and has been in compliance with all environmental and/or hazardous waste laws and regulations and has not received any claims or has reason to believe there will be asserted against Seller any claims arising out of environmental or hazardous waste or similar regulations or laws.

         2.18 NO OMISSIONS OR MISSTATEMENTS. None of the information included in this Agreement and the Exhibits hereto or other documents furnished in connection herewith contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made, except to the extent that such misstatement or omission would not have a material adverse impact on the Seller's Business. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ----------------------------------------

         Buyer represents and warrants to Seller as follows:

         3.1 ORGANIZATION, POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has full power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

         3.2     DUE AUTHORITY; NO BREACH. The execution and delivery by
Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement is duly executed and delivered by Buyer and is the legal, valid and binding obligation of buyer, enforceable against buyer in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms and provisions hereof will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, or (ii) with or without the giving of notice or lapse of time or both, conflict with or result in a breach or violation of, or default under, or permit the acceleration of any obligation under, any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which buyer is a party or by which Buyer is otherwise bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to buyer.

         3.3 GOVERNMENTAL APPROVAL. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Authority is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

                                 ARTICLE IV
                                 ----------

                     COVENANTS AND AGREEMENTS OF THE PARTIES
                     ---------------------------------------

         4.1 ACCESS. Prior to the Closing, at the request of Buyer, Seller shall give the officers, attorneys, accountants and other authorized representatives of Buyer reasonable access, during normal business hours and upon reasonable notice, to all of Seller's offices, facilities, properties and personnel relating to the Seller's Business.

         4.2 CONDUCT OF BUSINESS. Except as otherwise permitted or expressly contemplated by this Agreement or with the prior written consent of Buyer, prior to the Closing Date, Seller shall (i) use its best efforts to conduct the Seller's Business in the ordinary and usual course; (ii) not modify, terminate, amend, renew, renegotiate or expand in any respect, or waive any of its rights under, any contract, agreement or other arrangement; (iii) perform all obligations under all contracts, agreements and commitments included in the Assets or affecting Seller's Business; (iv) not sell or dispose of any of the Assets, except sales of the Inventory, collections of Receivables and consumption of supplies, all of the foregoing done in the ordinary course of business; (v) not enter into any material contract, agreement, obligation, lease, license or commitment involving Seller's Business; and (vi) obtain the consent of the other parties to the assumption by Buyer (and extension of the term where reasonably requested by Buyer) of the contracts and agreements described on Exhibit 1.3 hereof.

         4.3 AUDIT. The parties agree that there shall be an audit of the results of Seller's operations for its fiscal year ending December 31, 2000, which shall be undertaken by an independent firm of certified public accountants reasonable acceptable to Buyer and Seller. Seller shall bear the cost of such audit by deduction from the Initial Purchase Price to be paid by Buyer. The scope of such audit shall be either (a) of Seller's Inventory, Cash and Cash Equivalents, accounts receivable, accrued rental for real property, accounts payable and customer deposits, or (b) if a full audit is required by Regulation S-X of the Securities and Exchange Commission's Rules and Regulations, as applicable to acquisitions by Buyer, primarily if Seller's loss equals or exceeds $8000,000, such a full audit will be undertaken, and in either event such audit shall be completed on or before the scheduled date for closing.

         4.4 BULK SALES. Seller has represented that the transactions set forth in this Agreement are not subject to the bulk sales law statutes of the State of Illinois (Uniform Commercial Code - Bulk Transfers, Section 6-101 et. seq.). Notwithstanding the foregoing, if it should be determined that said statute is applicable, notice pursuant to such statute is hereby waived, and Seller and the Shareholders, jointly and severally, hereby agree (a) to indemnify and hold Buyer harmless from and against any and all claims, demands, and other liabilities arising from or as a result of such determination, and (b) to take all reasonable actions available to it or them that are necessary to prevent (i) a rescission or voiding of this transaction, this Agreement or the transfer of the Assets, (ii) any seizure or attachment of the Assets transferred, or (iii) any assertion of liability on the part of Buyer, limited or unlimited, to any creditor or alleged creditor of Seller existing on the date of such transfer by any party, except creditors whose debts have been specifically assumed by Buyer under this Agreement.

         4.5 EXCLUSIVITY. In order to induce Buyer to incur the effort and expense of due diligence examinations and analysis, each of the Shareholders and the Seller hereby, jointly and severally, agree that, for a period commencing on the date this Agreement is delivered, fully executed, to Buyer and ending January 31, 2001 (the "Blackout Period"), none of them will elicit, discuss, explore, entertain or consider any possible sale of all or any part of the Seller's securities or assets or any other change in control of the Seller or its assets with any other person, or provide any information to any other person, other than such information as is traditionally provided to third parties in the ordinary course of such business operations in circumstances where none of them has any reason to believe that such information may be used to evaluate a possible purchase or sale of some or all of the Seller's assets or securities.

                                    ARTICLE V
                                    ---------

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
                  --------------------------------------------

         5.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of all of the following conditions (subject to the right of Buyer to waive any such condition in writing):

         (a) The representations and warranties of Seller and the Shareholders contained in this Agreement and in any Exhibit or other document delivered by Seller and the Shareholders pursuant hereto or in connection with the transactions contemplated hereby shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date (as defined in Section 6.1) as if made on and as of the Closing Date;

         (b) Following the date hereof, no action, suit or proceeding shall have been instituted or threatened which (i) seeks to restrain, prohibit or declare illegal, or to obtain a material amount of damages arising from, the transactions contemplated by this Agreement or (ii) could, if adversely determined, materially impair the value of the Assets or the Business and no temporary restraining order or injunction shall have been issued by any court or governmental body restraining or prohibiting, and no other laws, statutes, ordinances, orders, rules or regulations ("Legal Requirements") shall have come into effect making illegal, performance of this Agreement or the consummation of any of the transactions contemplated hereby;

         (c) All consents, approvals, permits and authorizations required to be obtained from, and all filings required to be made with any, agency, entity or person in connection with the consummation of the transactions contemplated hereby shall have been obtained or made;

         (d) All instruments incident to and all proceedings to be taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel;

         (e) Seller shall have delivered to Buyer, an opinion of Seller's legal counsel, reasonably acceptable in form and substance, to the effect of the matters contained in Sections 2.1, 2.2, 2.5, 2.6, 2.7, the first sentence of 2.8, 2.10(b), 2.15 and, to the best of the knowledge of Seller's counsel after due inquiry, Sections 2.16 and 2.17;

         (f) Consents to assignment and renewal of existing customer, distributor and development agreements relating to Seller's Business shall have been obtained and Buyer shall have received reasonable assurance from the parties to the aforesaid as to their intention to continue to transact business with Buyer, as successor to Seller;

         (g) Confirmation of the asset value of the Property, Inventory and Equipment at a minimum of $580,000 shall have been effectuated; and

         (h) The audit of the results of Seller's Business for the fiscal year ending December 31, 2000 as provided in Section 4.3 shall have been completed to the reasonable satisfaction of Buyer, and any other covenants and obligations of Seller and/or the Shareholders contained in this Agreement shall have been performed and adhered to.

         5.2 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions (subject to the right of seller to waive any such condition in writing):

         (a) The representations and warranties of Buyer contained in this Agreement and in any Exhibit or other document delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as if made on and as of the Closing Date;

         (b) No temporary restraining order or injunction shall have been issued by any court or governmental body restraining or prohibiting, and no other Legal Requirement shall have come into effect making illegal, performance of this Agreement or the consummation of any of the transactions contemplated hereby; and

         (c) Buyer shall have delivered to Seller an opinion of Buyer's counsel, in form and substance reasonably satisfactory to Seller, to the effect of Sections 3.1, 3.2 and 3.3 of this Agreement.

                                   ARTICLE VI
                                   ----------

                                     CLOSING
                                     -------

         6.1 TIME AND PLACE. The closing hereunder (the "Closing") shall take place on January 20, 2001, or such other date as Seller and Buyer may mutually agree upon in writing (the "Closing Date"). The time and place of Closing shall be 12 Noon, New York time, by exchange of documents or at such other time and place as Seller and Buyer may mutually agree upon in writing.

         6.2 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows, and in no other manner:

         (a)     By mutual written consent of Seller and Buyer;

         (b)     By Seller, if any of the conditions set forth in Section
5.2 shall not have been satisfied as of the Closing unless Seller shall waive such failure, in which event the Closing shall proceed as though such condition had been performed or satisfied;

         (c)     By Buyer, if any of the conditions set forth in Section
5.1 shall not have been satisfied as of the Closing unless Buyer shall waive such failure, in which event the Closing shall proceed as though such condition had been performed or satisfied; or

         (d) By Buyer in the event the parties are unable to obtain the Consents to Assignment of any contracts described in Section 1.3(a)(ii) hereof.

         6.3 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, this Agreement shall become void and of no further force and effect, except for any liability for any breach causing or permitting such termination.


                                   ARTICLE VII
                                   ------------

                           OBLIGATIONS AFTER CLOSING;
                                EFFECT OF CLOSING
                           --------------------------

         7.1 NAME CHANGE. The Shareholders agrees to cause Seller to file an amendment to its Certificate of Incorporation (the "Amendment") changing Seller's corporate name so that it does not include the words "Fibra Sonics" or any variation thereof not later than ten (10) days after the Closing. Seller shall provide Buyer with a copy of the Amendment file stamped by the Secretary of State of the State of Illinois indicating acceptance thereof.

         7.2 ADDITIONAL ACTIONS. Seller and Shareholders shall, at any time and from time to time after the Closing, without further consideration, take whatever action Buyer may deem reasonably necessary or desirable to carry out the intent and purposes of the transactions contemplated hereby.

         7.3 NON-COMPETITION. Seller and each of the Shareholders shall enter into non-competition agreements with Buyer, for a three year period from and after the Closing, in the form provided on Exhibit 7.3 hereto.

         7.4 SELLER'S COOPERATION WITH BUYER AFTER CLOSING. Seller shall cooperate with the Buyer for a six month period from and after the Closing, to advise the Buyer for the purpose of enabling Buyer to become fully familiar with the ongoing operations of Seller's Business.

                                  ARTICLE VIII
                                  ------------

                                INDEMNIFICATION
                                ---------------

         8.1 SELLER'S AND SHAREHOLDERS'INDEMNITY. Seller and the Shareholders (the "Indemnifying Parties") do hereby, jointly and severally, indemnify, defend and hold Buyer, its directors, shareholders, officers, employees, agents, counsel, accountants and representatives harmless from and against any and all Losses (as hereinafter defined) based upon, arising out of or otherwise in respect of (i) any inaccuracy or any breach of any representation or warranty of Seller and/or the Shareholders contained in this Agreement, (ii) any breach of any covenant or agreement of Seller and/or the Shareholders contained in this Agreement (including, but not limited to, this Section 8.1), (iii) any debt, obligations or liabilities whatsoever whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due (including taxes) ("Liabilities") arising out of or in connection with or related to the conduct of the Seller's Business prior to the Closing or
(iv) any liability of seller not expressly assumed by buyer. As used herein, "Loss" means any loss, claim, demand, damage award, liability, suits, penalties, forfeitures, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all costs, expenses and fees of legal counsel).

         8.2 NOTICE AND OPPORTUNITY TO DEFEND. Promptly after receipt by Buyer of notice of the assertion of any claim by a person not a party to this Agreement with respect to which Buyer expects to make a request for indemnification hereunder, Buyer shall give the indemnifying parties written notice describing such claim in reasonable detail. The Indemnifying Parties shall have the right, at their option, to compromise or defend, at their own expense and by their own counsel, any such matter involving the asserted liability of Buyer as to which the Indemnifying Parties shall have acknowledged their obligation to indemnify Buyer; provided, however, that such counsel shall be satisfactory to Buyer in the exercise of its reasonable judgment; and provided, further, however that if any such claim relates to taxes, and the resolution of such claim may have a material adverse effect on Buyer for which indemnity may not be sought hereunder, then such participation in compromise or defense shall be joint. If the Indemnifying Parties shall undertake to compromise or defend any such asserted liability, they shall promptly notify Buyer of their intention to do so, and Buyer agrees to cooperate fully with the Indemnifying Parties and their counsel in the compromise of, or defense against, any such asserted liability and so long as the Indemnifying Parties are defending in good faith any such claim, Buyer shall not compromise or settle such claim, without the written consent of the Indemnifying Parties. Notwithstanding an election to assume the defense of such action or proceeding, Buyer shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Parties shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (i) the use of counsel chosen by the Indemnifying Parties to represent Buyer would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such action or proceeding include both Buyer and the Indemnifying Parties and Buyer shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Parties (in which case the Indemnifying Parties shall not have the right to direct the defense of such action or proceeding on behalf of Buyer); (iii) the Indemnifying Parties shall not have employed counsel satisfactory to Buyer in the exercise of Buyer's reasonable judgment to represent Buyer within a reasonable time after notice of the institution of such action or proceeding; or
(iv) the Indemnifying Parties shall authorize Buyer to employ separate counsel at the Indemnifying Parties' expense. All costs and expenses incurred in connection with Buyer's cooperation shall be borne by the Indemnifying Parties. In any event, Buyer shall have the right at its own expense to participate in the defense of such asserted liability. No settlement of any such claim or proceeding shall be made without obtaining Buyer's written consent, such consent not to be unreasonably withheld. While any claim for which Buyer may seek indemnification hereunder is pending, Buyer may withhold payment of a portion of the Contingent Purchase Price otherwise payable, although that shall not be deemed to constitute a limitation of any other rights or remedies of Buyer.

         8.3 ESCROW RESERVES. For the purpose of acting as a non-exclusive fund to cover potential indemnification for liability of Seller and its Shareholders hereunder (including Warranty Obligation described in Section 1.3(b), the sum of $150,000 shall be subtracted from the Initial Purchase Price and deposited in the escrow provided in Exhibit 8.3 hereof.

                                   ARTICLE IX
                                   ----------

                                  MISCELLANEOUS
                                  -------------

         9.1 SURVIVAL. All representations, warranties, covenants, agreements and indemnities of Seller, the Shareholders and Buyer made in this Agreement or in any certificate or other writing provided for in it, shall survive the execution and delivery hereof and the closing of the transactions contemplated by this Agreement.

         9.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (including by courier), or sent by certified, registered mail, postage prepaid, or Federal Express. Any such notice shall be deemed given when so delivered personally or by Federal Express, or if mailed, forty-eight (48) hours after the date of deposit in the United States mail, as follows or similar receipted overnight courier service:

                  (i)  if to Seller and the Shareholders, to:

                       Fibra Sonics, Inc.
                       5312 N. Elston Avenue
                       Chicago, IL 60630
                       Attn: William Edelman, CEO with

                       copies to:

                       Martin M. Brozosky, Esq.  and   James Kirschschlager
                       Brozosky & Brosk, P.C.          160 Conference Point Road
                       40 Skokie Boulevard,            Williams Bay, WI 53197
                       Suite 630
                       Northbrook, IL 60062



                  (ii) if to Buyer to:

                       MISONIX, INC.
                       1938 New Highway
                       Farmingdale, NY 11735
                       Attn: Michael A. McManus, Jr., President

                  with a copy to:

                       Hartman & Craven LLP
                       460 Park Avenue
                       New York, New York 10022-1987
                       Attention: Edward I. Tishelman, Esq.


Any party may, by notice given in accordance with this Section 9.2 to the other party, designate another address or person for receipt of notices hereunder.

         9.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the transfer of the Assets to Buyer and the assumption by Buyer of the Contracts and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

         9.4 WAIVERS AND AMENDMENTS; PRESERVATION OF REMEDIES. This Agreement may be amended, canceled or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any

Such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         9.5 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of New York, without regard to principles of conflicts of law.

         9.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of each of the parties hereto, provided, however, that Buyer shall be entitled to transfer its rights under this Agreement to any wholly-owned subsidiary of Buyer now existing or formed after the date of execution hereof so long as Buyer remains liable for performance of all the obligations of such transferee under this Agreement, including, without limitation, payment of the Initial Purchase Price and Contingent Purchase Price provided for in Section 1 hereof.

         9.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

        9.8 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

         9.9 CAPTIONS. All Section titles or captions contained in this Agreement or in any Exhibit annexed hereto or referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         9.10 EXPENSES. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated including, but not limited to, fees and expenses of legal counsel, accountants and other representatives or consultants.

         9.11 BROKER. Each of the parties represents and warrants to the other party that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as each knows, no finder's fee and/or business brokerage commission is payable to any person, firm or corporation by virtue of the execution and delivery of this Agreement and the consummation of the transactions provided for herein except for The Walden Group, Inc., whose fees shall be paid by Seller. Each of the parties agrees to indemnify and hold harmless the other from and against any and all costs, liabilities and/or expenses (including reasonable attorneys' fees) incurred by such party by reason of any claim for a finder's fee or business broker's fees arising out of the transactions contemplated by this Agreement based upon the action or alleged action of the indemnifying party.

         9.11 NO THIRD PARTY RIGHTS. Nothing in this Agreement, expressed or implied, is intended to confer on any person not a party hereto any rights or remedies by reason of this Agreement.

                 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first written above.




MISONIX, INC.                                 FIBRA SONICS, INC.

By: /s/ Michael A. McManus
    ----------------------                     By: /s/ William Edelman
                                                  ------------------------------
   Michael A. McManus, Jr.                        William Edelman - Chief
   President                                      Executive Officer

                                                  SHAREHOLDERS:

                                                  /s/ Mary Anne Kirchschlager
                                                  ------------------------------
                                                  Mary Anne Kirchschlager

                                                  /s/ James Kirchschlager
                                                  ------------------------------
                                                  James Kirchschlager

                                                  /s/ James Conrad Kirchschlager
                                                  ------------------------------
                                                  James Conrad Kirchschlager

                                LIST OF EXHIBITS
                                ----------------

  Exhibit           Description
  -------           -----------

    1.3         Schedule of Contracts for Purchase and Sale

    2.3         Financial Statements

    2.10        Any required Approvals to conduct of Seller's Business

    2.9         Intellectual Property

    7.3         Form of Non-competition Agreement of Seller and the Shareholders

    8.3 Escrow Agreement Covering Potential Indemnification of Initial Purchase Price

                                   EXHIBIT 1.3

                   SCHEDULE OF CONTRACTS FOR PURCHASE AND SALE

         1. Term Sheet between Seller and Richard Wolf GmbH dated January 24, 2000 and January 31, 2000.

         2. Purchase Agreement entered into in January 1997 between Seller and Circon ACMI, a division of Circon Corporation.

         3. Distributor Agreement dated November 1999 between Seller and AESCULAP, Inc.

         4. Distributor Agreement dated as of June 1, 1998 between Seller and GENZYME Surgical Products Corporation.

         5.

         6.

         7.

                                   EXHIBIT 7.3

                          NON-COMPETITION AGREEMENTS OF
                           SELLER AND THE SHAREHOLDERS

                                   EXHIBIT 8.3

                       ESCROW AGREEMENT COVERING POTENTIAL

                   INDEMNIFICATION OF INITIAL PURCHASE PRICE